Exhibit 10.1

501 4th Street Santa Rosa, CA 95401 707 525-8658 www.zapworld.com	ZAP! Memo

ZAP Memo

To: Mr. Amos Kazzaz

From: Steven M. Schneider, Chief Executive Officer

CC: ZAP board of directors

Date: March 30, 2007

Re: Employment Engagement with ZAP

Dear Amos,

It is with great pleasure that I welcome you aboard with your new position at ZAP as our Chief Operating Officer. The agreed terms of your employment with ZAP will be outlined as the following:

1.	Title as COO with a review for president in approximately 6 mos

2.	Base Salary of $120,000

3.
Signing bonus of 100,000 shares of ZAP common stock with no vesting period ( shares are to be returned if you leave on your own with in 90 days of your first day in office and likewise are yours to keep should ZAP elect to terminate our relationship with in that same period)

4.	Employment contract to follow after trial period.

5.	1% ESOP stock options that fully vest over 3 years starting from March 26th 2007

6.	Company Car

7.	Temporary company housing

8.	Reasonable relocation costs

9.	Full D&O Coverage as provided to all current officers and directors

10.	Full 401k participation

11.	3 weeks paid vacation plus all Company policy holidays

12.	Company Health insurance (there may be a 90 period I will verify tomorrow)

13.	Temporary commuting expenses.

Exhibit 10.1

Our agreement date will be as of March 26, 2007 and we will be expecting you in the office on April 16th 2007

Myself and the whole ZAP team look forward to your being part of the ZAP family. I congratulate you on your decision to be part of one of the most exciting emerging markets of the 21st century! Welcome aboard.

Yours truly,

Steven M. Schneider

Chief Executive Officer

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